Exhibit 10.1

AGREEMENT

AGREEMENT (the “Agreement”), made and entered into as of this 20th day of December, 2012, by and among SUMMIT FINANCIAL SERVICES GROUP, INC., a Florida corporation (“Summit”), with its principal place of business at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432; ANTARES CAPITAL FUND III LIMITED PARTNERSHIP, a Delaware limited partnership (“Antares Capital Fund”), with its principal place of business at 9999 NE 2nd Avenue, Suite 306, Miami Shores, Florida 33138; and ANTARES CAPITAL PARTNERS III, L.L.C., a Florida limited liability company (“Antares Capital Partners”), with its principal place of business at 9999 NE 2nd Avenue, Suite 306, Miami Shores, Florida 33138.

WITNESSETH:

WHEREAS, Antares Capital Partners is the general partner of Antares Capital Fund (Antares Capital Partners and Antares Capital Fund, hereinafter, “Antares”);

WHEREAS, Antares Capital Fund beneficially owns an aggregate 4,000,000 shares of the common stock, $.0001 par value per share, of Summit (the “Shares”); and

WHEREAS Antares Capital Fund is desirous of selling directly to Summit and Summit is desirous of purchasing and re-acquiring all of the Shares upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises, covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, Antares Capital Fund hereby agrees to sell directly to Summit, and Summit hereby agrees to purchase from Antares Capital Fund all of the Shares at a price equal to $0.825 per Share, representing $3,300,000 in the aggregate (the “Purchase Price”). The Purchase Price shall be paid to Antares at the Closing (as defined below) by wire transfer of immediately available funds to an account designated by Antares Capital Fund, upon delivery of, among other things, as described in this Agreement, certificates evidencing the Shares, with stock powers executed by Antares Capital Partners, as the general partner of Antares Capital Fund, in form and substance satisfactory to Summit.

2. Closing. The Closing for the purchase of the Shares shall be held on December 20, 2012, or such other date as the parties hereto mutually agree (the “Closing Date”), and shall take place at the offices of Summit, or such other place as the parties hereto mutually agree.

3. Representations and Warranties of Summit. Summit hereby represents and warrants to Antares as of the date hereof as follows:

3.1 The execution and delivery of this Agreement, and the consummation and performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Summit, and that this Agreement has been duly executed and delivered by Summit, and constitutes the legal, valid and binding obligation of Summit, enforceable against Summit in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and/or (ii) the availability of equitable remedies as may be limited by equitable principles of general applicability. The execution and delivery of this Agreement and the purchase of the Shares hereunder and the transactions contemplated hereunder does not, to the knowledge of Summit, contravene or violate any applicable law and/ or regulation.

3.2 The sale and delivery of the Shares by Antares to Summit and the execution and delivery of this Agreement by Summit will not violate or contravene or otherwise be in breach of any of the organizational documents of Summit, or any agreement, understanding or contractual obligation to which Summit is a party to or may be bound.

3.3. Summit is solvent, has a substantial net worth (based on the fair value of its assets in excess of its total liabilities), and has sufficient liquidity to be in a position to pay its liabilities and obligations as they mature for the foreseeable future. The Board of Directors of Summit has made all determinations as to the advisability and legality of the repurchase of the Shares reasonably required for compliance with the Florida Business Corporation Act.

3.4 Except for filings which Summit is required to file with the Securities and Exchange Commission (“SEC”), no consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to Summit in connection with the execution and delivery of this Agreement or the consummation by Summit of the transactions contemplated hereby.

3.5 There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to Summit’s knowledge, threatened against or affecting Summit which question the validity of the transaction contemplated by this Agreement or the sale of the Shares by Antares to Summit, and Summit does not know of any facts which may constitute a basis therefore.

4. Representations and Warranties of Antares.

Antares Capital Partners and Antares Capital Fund, jointly and severally, hereby represent and warrant to Summit as of the date hereof as follows:

4.1 The execution and delivery of this Agreement, and the consummation and performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Antares Capital Partners and Antares Capital Fund, and that this Agreement has been duly executed and delivered by Antares Capital Partners and Antares Capital Fund, and constitutes the legal, valid and binding obligation of Antares Capital Partners and Antares Capital Fund, enforceable against Antares Capital Partners and/or Antares Capital Fund in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and/or (ii) the availability of equitable remedies as may be limited by equitable principles of general applicability. The execution and delivery of this Agreement and the sale of the Shares hereunder and the transactions contemplated hereunder does not, to the knowledge of Antares, contravene or violate any applicable law and/ or regulation.

4.2 Antares Capital Fund owns the Shares free and clear of all liens and encumbrances of any kind whatsoever, and Antares Capital Fund has good and clear title to the Shares and has the capacity to sell and transfer the Shares to Summit without restriction in accordance with this Agreement.

4.3 The sale and delivery of the Shares by Antares Capital Fund to Summit and the execution and delivery of this Agreement by Antares will not violate or contravene or otherwise be in breach of any of the organizational documents of each of Antares Capital Partners and Antares Capital Fund, or any agreement, understanding or contractual obligation to which Antares is a party to or may be bound. Antares Capital Partners, as the general partner of Antares Capital Fund, has made all determinations as to the advisability and legality of the sale of the Shares to Summit hereunder.

4.4 The Shares constitute all of the shares of capital stock of Summit owned beneficially or of record by Antares Capital Fund, Antares Capital Partners, and their principals, Jonathan I. Kislak and/or Randall Poliner, who control Antares (Antares Capital Fund, Antares Capital Partners, Mr. Kislak and Mr. Poliner hereinafter, together with any other entity controlled by Mr. Kislak or Mr. Poliner, either individually or together, collectively, “Antares and/or their Affiliates”); and Antares and/or their Affiliates do not own of record or beneficially any right or option or have any other contractual right or obligation to acquire or sell any shares of capital stock of Summit from or to any person or entity currently or in the future.

4.5 Except for filings which Antares is required to file with the SEC, no consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to Antares in connection with the execution and delivery of this Agreement or the consummation by Antares of the transactions contemplated hereby.

4.6 There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to Antares’ knowledge, threatened against or affecting Antares or which questions the validity of the transactions contemplated by this Agreement or the sale of the Shares by Antares to Summit, and Antares does not know of any facts which may constitute a basis therefore.

4.7 Antares is familiar with the business and financial condition of Summit and its affiliates, and Antares has the financial sophistication, experience and business acumen necessary to evaluate the sale of the Shares to Summit. Antares has reviewed Summit’s public filings and has conducted and performed whatever due diligence Antares so desires, in connection with the sale of the Shares and the execution and delivery of this Agreement and has been afforded the opportunity to ask questions of Summit’s management with respect to Summit and in connection with the sale of the Shares and this Agreement, and has received all information that Antares has requested in deciding whether to sell the Shares and enter into this Agreement. Antares has not relied upon any representation from Summit or its affiliates, including any officers or directors of Summit (except as otherwise set forth in this Agreement), or any brokers associated with or affiliated with Summit, regarding the future performance of Summit and its affiliates, including the future value of Summit’s capital stock, in agreeing to the sale of the Shares and the execution and delivery of this Agreement. Antares acknowledges that the Purchase Price may be less than the current or future market price of the Shares; and that Antares will upon the consummation of the sale of the Shares, not have the ability to share in or otherwise participate in any future market appreciation of the value of the Shares.

4.8 Jonathan I. Kislak, a managing member of Antares Capital Partners, has attended Summit board meetings, and received copies of all meeting materials, as a representative of Antares in accordance with the terms of that certain Stock Purchase Agreement, Registration Rights Agreement, and Co-Sale and Voting Rights Agreement, each dated as of April 11, 2003 (collectively, the “Voting Agreements”), and as a representative of Antares is familiar with the business, financial condition and results of operations of Summit and its affiliates, including the information contained in Summit’s public filings with the SEC; and that Antares has never exercised its right to designate a nominee to Summit’s board of directors.

5. Corporate Transactions; Termination of Voting Agreements; Standstill

5.1 Antares agrees and acknowledges that nothing hereunder shall preclude Summit from entering into other transactions for the repurchase of shares of Summit’s capital stock at a purchase price either equal to or different from the Purchase Price set forth herein.

5.2 Summit represents and warrants that Antares has been induced, in part, to enter into this Agreement and sell its Shares by the representation of Summit that Summit will not during the year ending December 31, 2012, change its publicly disclosed intention of not paying any cash dividends with respect to all of its shares of common stock. Summit agrees that in the event Summit pays a cash dividend on all of its shares of common stock between the Closing Date and December 31, 2012, of which Summit has no current intention of doing, Summit will pay Antares the amount of such cash dividend that Antares would have received with respect to the Shares as if Antares had not sold the Shares hereunder to Summit.

5.3 The parties agree that effective as of the Closing Date any and all existing rights and obligations under any agreement between the parties, including without limitation that certain Stock Purchase Agreement, Registration Rights Agreement and Co-Sale and Voting Rights Agreement, each dated as of April 11, 2003, shall terminate and be of no force and effect. The termination of such rights and obligations shall include, without limitation, the termination of Antares’ right to appoint or nominate for election a director of Summit, including having such nominee serve on Summit’s compensation and audit committees; requiring Marshall Leeds to vote his shares in favor of such appointment or election; Antares’ right to have a representative present at all Summit board and committee meetings, including being afforded the same access to Summit’s records as a Summit board member would have; the requirement of a majority approval of independent directors of certain stock purchases, if any, under $0.25 per share by Marshall Leeds and if so approved, the right of Antares to participate on a pro-rata basis with Marshall Leeds; and the right of Antares to participate on a pro-rata basis with respect to any sale of Summit stock by Marshall Leeds on the same terms and conditions of such sale; and certain registration rights in favor of Antares with respect to the Shares.

5.4 Antares and/or their Affiliates agree that they each shall not, directly or indirectly, acquire of record or beneficially any shares of capital stock of Summit, including any right, option, warrant, convertible instrument, or other contractual right to acquire, directly or indirectly, of record or beneficially any shares of capital stock of Summit subsequent to the date hereof and for the five (5) year period subsequent to the Closing Date (“Standstill Period”), without the prior written consent of Summit, which may be given or withheld in Summit’s sole and absolute discretion.

5.5 Antares agrees that Antares shall be solely responsible for any income tax liabilities arising from the sale of the Shares. In addition, Antares agrees that it shall also be solely responsible for, and will timely make any requisite filings that Antares may be obligated to make on its own behalf with the SEC with respect to the sale of the Shares, including, without limitation, any filings on Form 4 or Schedule 13D or 13G.

6. Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement by Summit, on the one hand, and by Antares, on the other hand, and in any certificate or other instrument delivered by or on behalf of each party pursuant to this Agreement shall survive the Closing for greater of three years or the applicable statute of limitations. Summit, on the one hand, and Antares, on the other hand, shall have the right to rely on each other party’s representations and warranties made herein, and each party hereby acknowledges that each respective party is relying upon and has been induced into entering into this Agreement upon the other party’s representations, warrants and covenants contained herein, including without limitations, those set forth in Section 5 above.

7. Closing Items.

7.1 Summit Deliveries. At or prior to the Closing Date, Summit shall deliver, or cause to be delivered to Antares an executed copy of this Agreement, together with the following items:

7.1.1 the Purchase Price for the Shares;

7.1.2 an officer’s certificate of Summit as to the accuracy of the representations and warranties of Summit contained in the Agreement; and

7.1.3 the executed general release in favor of Antares, in substantially the form attached hereto as Exhibit A, and incorporated herein by reference.

7.2 Antares Deliveries. At or prior to the Closing Date, Antares shall deliver, or cause to be delivered to Summit an executed copy of this Agreement, together with the following items:

7.2.1 Certificates evidencing the Shares, duly endorsed by Antares (in form and substance satisfactory to Summit);

7.2.2 an officer’s certificate of each of Antares Capital Fund and Antares Capital Partners as to the accuracy of the representations and warranties of Antares contained in the Agreement; and

7.2.3 the executed general release in favor of Summit, in substantially the form attached hereto as Exhibit B, and incorporated herein by reference.

8. Indemnification.

8.1 Each party (the “Indemnifying Party”) hereby agrees to indemnify and reimburse the other party (the “Indemnified Party”) for any and all Losses, as defined below, suffered or incurred by such Indemnified Party as a result of or with respect to any material breach of any representation or warranty of such Indemnifying Party set forth in this Agreement; any material breach of or noncompliance by the Indemnifying Party with respect to any covenant or agreement of the Indemnifying Party contained in this Agreement; and any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to and arising out of any of the foregoing.

8.2 The Indemnifying Party hereto shall indemnify and reimburse the Indemnified Party for any and all claims, losses, liabilities, damages (including, without limitation, fines, penalties, judgments and settlements), court costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees) (hereinafter “Loss” or “Losses”).

8.3 An Indemnified Party shall give written notice to the Indemnifying Party of any claim, loss, liability or expense which might give rise to a claim for indemnity under this Agreement; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced. If any action or other proceeding shall be brought against any Indemnified Party, the Indemnifying Party shall, upon the afore-described written notice, be entitled to assume the defense of such action or proceeding with counsel chosen by such Indemnifying Party and reasonably satisfactory to Indemnified Party; provided, however, that any Indemnified Party may at its own expense retain separate counsel to participate in such defense. In the event the Indemnifying Party does not or is unwilling to procure such counsel, the Indemnified Party may retain counsel and the Indemnifying Party shall be responsible for the reasonable costs of such counsel. Notwithstanding the foregoing, an Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party, and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, (a) there are or may be legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party and which could not be adequately advanced by counsel chosen by the Indemnifying Party, or (b) a conflict or potential conflict exists between the Indemnifying Party and such Indemnified Party that would make such separate representation inadvisable; provided, however, that in no event shall an Indemnifying Party be required to pay fees and expenses hereunder for more than one firm of attorneys of an Indemnified Party in any one action or proceeding or group of related actions or proceedings. An Indemnifying Party shall not, without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Party is a party. In connection with an Indemnifying Party’s obligation to indemnify for expenses, the Indemnifying Party shall reimburse each Indemnified Party for all such reasonable expenses as they are incurred by such Indemnified Party, provided that such Indemnified Party agrees in writing to refund all reimbursed expenses if and to the extent that it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder.

8.4 The parties shall cooperate in the defense of any such action with respect to which indemnification is sought hereunder. This Section 8 of the Agreement shall survive the termination of this Agreement.

9. Further Assurances.

Each party shall execute such additional documents and take such other actions as the other party or parties may reasonably request to consummate the transactions contemplated hereby and otherwise as may be necessary to effectively carry out the terms and provisions of this Agreement.

10. Public Statements; Nondisclosure.

10.1 Antares acknowledges and agrees that Summit, as a publicly traded company, is required to make certain disclosures and file certain public documents concerning the sale of the Shares and the transactions contemplated herein. In addition, and except for filings required by law or regulation, including filings required under the Securities Exchange Act of 1934, as amended, and the regulations issued pursuant thereto, Antares and/or their Affiliates shall not, without the prior written approval of Summit, issue any press release or other public announcement concerning the transactions contemplated by this Agreement and the sale of Shares.

10.2 In addition to the disclosures contemplated by Section 10.1, Antares Capital Fund and Antares Capital Partners shall be permitted to disclose the terms of the transaction and related information to the partners of Antares Capital Fund and to the professional advisors of Antares Capital Fund and Antares Capital Partners. Antares and/or their Affiliates further agree that for the duration of the Standstill Period, each will not disparage Summit, its officers, directors and/or affiliates to any shareholder or potential shareholder of Summit, it being acknowledged by Antares and/or their Affiliates that any such disparagement may be detrimental to Summit, and may adversely affect Summit and its business; and that Summit is relying on the aforesaid in entering into this Agreement. In addition, Antares acknowledges that nonpublic information concerning Summit received by Antares in the course of its ownership of the Shares is subject to restrictions on disclosure imposed by applicable laws and regulations, including the federal and state securities laws.

11. Miscellaneous.

11.1 Notices.

All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by first class, registered, or certified mail, postage prepaid, or sent via overnight next day courier service, or delivered personally:

If to Antares to the address first set forth above.

With a Copy to:

Edwards Wildman Palmer LLP

525 Okeechobee Blvd., Ste. 1600

West Palm Beach, FL 33401

Attention: Jonathan E. Cole

If to Summit to the address first set forth above.

With a copy to:	Akerman Senterfitt
One Southeast Third Avenue
25[h] Floor
Miami, Florida 33131-1714
Attn: Alan H. Aronson, Esq.

or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given five (5) days after mailed, and notices sent by overnight courier service shall be deemed given one (1) day after being so sent, or the date of delivery if delivered personally.

11.2 Parties in Interest.

Except as otherwise provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties to this Agreement shall bind and inure to the benefit of their respective heirs, executors, successors, and permitted assigns, whether so expressed or not.

11.3 Construction; Governing Law.

The Section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, without application to the principles of conflicts of laws. All claims, disputes and other matters in question between the parties hereto arising out of or relating to this Agreement, including the breach or enforcement thereof, shall be decided by arbitration held in Boca Raton, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the parties otherwise mutually agree; provided, however, that this arbitration provision shall not prevent either party from obtaining a temporary restraining order or preliminary injunction from a court of competent jurisdiction pending final resolution by arbitration of a claim, dispute or other matter arising hereunder. The foregoing agreement to arbitrate shall be specifically enforceable under the prevailing arbitration rules. Any award rendered by the arbitrator(s) shall be final, and judgment may be entered thereon in any court having jurisdiction thereof. All fees and charges of the American Arbitration Association, and the reasonable legal fees and other costs and expenses of the parties, shall be borne by the non-prevailing party, as determined by the arbitrators. Notice of demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matters in question have arisen but in no event after the date when institution of legal or equitable proceedings based on such claim, dispute or other matters in question would be barred by the applicable statute of limitations.

11.4 Entire Agreement; Amendment and Waiver.

This Agreement, including the Schedules and Exhibits hereto, constitutes and contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any prior writing by the parties. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto.

11.5 Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

11.6 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

11.7 No Brokers Fee.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any other transactions contemplated by this Agreement.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ANTARES CAPITAL FUND:

ANTARES CAPITAL FUND III LIMITED PARTNERSHIP

By:	ANTARES CAPITAL PARTNERS III, L.L.C.
Its General Partner.

By:	/s/ Jonathan I. Kislak
Jonathan I Kislak, Managing Member

ANTARES CAPITAL PARTNERS:

ANTARES CAPITAL PARTNERS III, L.L.C.

By:	/s/ Jonathan I. Kislak
Jonathan I. Kislak, Managing Member

SUMMIT:

SUMMIT FINANCIAL SERVICES GROUP, INC.

By:	Steven C. Jacobs
Its:	Executive Vice President